UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2010

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On or about November 7, 2011, a hydrocarbon release occurred in the vicinity of a development well being drilled by Chevron Corporation (“Chevron”) off the coast of Rio de Janeiro in the Frade field with a semisubmersible drilling rig, the SEDCO 706, owned by a subsidiary of Transocean Ltd. (“Transocean”). The incident involved the release of hydrocarbons from fissures in the seabed. The development well was killed and the oil spill, estimated by Chevron to be approximately 2,400 barrels, is being contained by Chevron.  There are no reports of the oil spill reaching the shoreline.

The oil spill has given rise to investigations and a civil lawsuit by a federal prosecutor against Chevron and Transocean.  The lawsuit, filed on December 14, 2011, in the federal court in Campos, Brazil, seeks damages from both companies and suspension of their activities in Brazil.  Transocean has not been served with this action.

On December 21, 2011, a Brazilian federal police marshal issued a report to the federal prosecutor in Rio de Janeiro, Brazil, in connection with the release, recommending the indictment of a Brazilian subsidiary of Transocean and five of its employees along with a Brazilian subsidiary of Chevron Corporation and several of its employees.

Transocean’s drilling services contract with Chevron for the SEDCO 706 requires Chevron, among other things, to indemnify Transocean for pollution or contamination based claims arising below the surface of the water.

Statements regarding any future aspect of the release, the effects, results, investigation, damage assessment relating thereto, mitigation of environmental impact, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to results of searches, investigations and assessments, actions by the federal and state authorities in Brazil, actions by customers and other third parties and other factors detailed in Transocean’s most recent Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: December 23, 2011	By	/s/ Heather G. Callender
Heather G. Callender
Associate General Counsel